EXHIBIT 9.02

AvWorks Aviation Corp
Pro Foma Consolidated Balance Sheet
As of December 31, 2013

		AvWorks
	Vapor	Aviation
	Group, Inc.	Corp	Eliminations	Total
ASSETS
CURRENT ASSETS
Cash	$48,177	$-	-	$48,177
Accounts receivable	104,856	-	-	104,856
Loan to shareholder	282,872	-	-	282,872
Inventory	149,732	-	-	149,732
Other current assets	358,483	-	-	358,483
Total current assets	944,120	-	-	944,120

PROPERTY AND EQUIPMENT, NET	16,054	1,000	-	17,054

OTHER ASSETS
Intangible assets, net	975	-	-	975
Deferred expenses	87,896	-	-	87,896

Total other assets	88,871	-	-	88,871

TOTAL ASSETS	$1,049,045	$1,000	-	$1,050,045

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accrued expenses	$-	$139,626	-	$139,626
Accrued interest	88,375	-	-	88,375
Convertible notes payable	319,527	150,593	-	470,120
Loans payable	437,910	-	-	437,910
Sales tax payable	9,197	-	-	9,197
TOTAL CURRENT LIABILITIES	855,009	290,219	-	1,145,228

TOTAL LIABILITIES	855,009	290,219	-	1,145,228

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value, 10,000,000 shares authorized,
1,000,000 shares issued and outstanding	-	1,000	-	1,000
Common stock, $0.001 par value, 500,000,000 shares authorized,
270,020,145 issued and outstanding at December 31, 2013.	50,451	270,020	(50,451)	270,020
Additional paid in capital	-	1,005,966	50,451	1,056,417
Retained earnings(accumulated deficit)	143,585	(1,566,205)	-	(1,422,620)
TOTAL STOCKHOLDERS' DEFICIT	194,036	(289,219)	-	(95,183)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,049,045	$1,000	$-	$1,050,045